Exhibit 99.1

For Immediate Release

Contact:
China Yida Holding Company	CCG Investor Relations
George Wung CFO	Crocker Coulson, President
Phone: +1(909) 843-6358	Phone: + (1) 646-213-1915
Email: ir@yidacn.net	Ed Job, CFA
Phone: + (86) 138-1699-7314
Email: ed.job@ccgir.com

China Yida Reports Results for the Third Quarter 2010

FUZHOU, China, Nov. 12, 2010  -- China Yida Holding Company (Nasdaq: CNYD) ("China Yida" or the "Company"), a leading diversified entertainment and media enterprise in China, today announced financial results for the quarter ended September 30, 2010.

Third Quarter 2010 Highlights

•	Total net revenue decreased 21.2% year over year to $11.0 million
•	Net revenue from the media business increased 14.6% year over year to $9.7 million
•	Net revenue from the tourism business decreased 76.4% year over year to $1.3 million
•	Operating income was $6.6 million
•	Net income attributable to China Yida Holding Company was $4.7 million, compared to $7.1 million in the same period last year
•	Fully diluted EPS was $0.23 per share, compared to $0.40 in the third quarter of 2009
•	The Company renewed the contract to operate the Fujian Education TV Channel (FETV) for an additional five years until July 31, 2015
•
Taining, together with five other areas in the southern part of China, was inscribed as a new natural site "China Danxia" on the World Heritage List on August 1, 2010. Golden Lake, Shangqing River and Zhuangyuan Rock are part of China Danxia.

•	Yunding Park was opened to the public on September 28, 2010
•	Two wholly-owned subsidiaries were formed to operate the new tourism projects in Jiangxi Province, with more senior managers recruited to support the expansion of tourism business
•	Friedman LLP was appointed as the Company's new independent auditors
•	SEC AuditPrep Limited was engaged to assist the Company in the implementation of Sarbanes-Oxley Section 404 ("SOX 404") compliance

"During the third quarter the good performance of our media businesses was offset by a significant decline in tourist traffic at our Great Golden Lake destination as a result of the summer flash floods," Dr. Chen Minhua, Chairman and Chief Executive Officer of China Yida stated. "Despite this setback, we are encouraged by progress in a number of areas that we believe will position us for positive results going into 2011. During the quarter we renewed our contract to operate FETV for an additional 5 years, opened Yunding Park, and strengthened our management team to support the development of our new tourism destinations. With a unique business model combing high quality tourism and media assets and a strong pipeline of new tourism destinations under development, we believe that we remain well positioned to deliver positive results for our shareholders in the quarters ahead."

Third Quarter 2010 results

Total net revenue decreased by 21.2% to $11.0 million, compared with $14.0 million in the third quarter of 2009.

Media Business

Net revenue from the media business grew 14.6% to $9.7 million, compared with $8.5 million in the same period of last year.

Advertising revenue from FETV during the third quarter of 2010 was $8.0 million, an increase of 1.7% from last year level. The "Journey through China on the Train" infomercial program generated $1.7 million in revenue for the quarter, compared to $0.63 million in the third quarter of 2009 when the project was initially put into market. The infomercial program was featured on 87 lines and over 700 trains across China each day.

Tourism Business

Net revenue from the tourism business decreased 76.4% to $1.3 million, compared to $5.5 million in the third quarter of 2009. The decrease was primarily attributable to the significant decrease in revenue generated from the Great Golden Lake due to the adverse impact of the southern China flood in June 2010, from $4.9 million for three months ended September, 2009 to $0.5 million for three months ended September 30, 2010. The number of visitors to the Great Golden Lake in the quarter decreased to around 50,000. During the quarter the Company, in consultation with the local government, postponed the re-opening of the Shangqing River, which caused many prospect visitors to also postpone their travel plans to the Great Golden Lake. The Company remains confident that despite low visitor traffic in the quarter the Great Golden Lake remains an attractive tourism resort especially after Taining was inscribed a new natural site "China Danxia" on the World Heritage List.

Hua'An Tulou contributed revenue of $0.78 million the third quarter of 2010 quarter, as compared to $0.62 million during the third quarter of 2009. The number of visitors to Hua'An Tulou in the quarter was 40,000 compared to 39,000 in the same period last year.

Gross profit for China Yida's consolidated operations was $8.3 million in the third quarter of 2010, down 26.8% from $11.3 million in the same period in 2009. Gross margin for the quarter was 74.8%, a decrease of 570 basis points compared to 80.5% in the same period of 2009, primarily because of the significant decrease in revenue generated from the Great Golden Lake as mentioned above.

Total operating expense decreased by 5.6% year over year to $1.6 million in the third quarter of 2010, primarily due to the decrease in related operating expenses in the Great Golden Lake.

Operating income decreased by 30.6% to $6.6 million, compared with $9.5 million a year ago. Operating margin for the third quarter of 2010 was 60.1%, compared with 68.2% for the third quarter of 2009.

Net income attributable to China Yida for the third quarter of 2010 was $4.7 million, or $0.23 per diluted share, a decrease of 34.6%, compared with a net income of $7.1 million, or $0.40 per diluted share, in the third quarter of 2009. The fully diluted weighted average shares outstanding increased to approximately 20.3 million, up from approximately 17.9 million in the prior year period, reflecting the company's stock offering of 2,489,721 shares in January of 2010.

Nine Months Results

Total net revenue increased by 15.0% to $42.2 million, compared with $36.7 million for the nine months ended September 30, 2009. Net revenue from media business increased by 21.1% to $27.8 million, compared with $23.0 million for the nine months ended September 30, 2009. Net revenue from the tourism business increased by 4.7% to $14.4 million, compared with $13.7 million for the nine months ended September 30, 2009.

Gross profit for the first nine months of 2010 increased 14.1% year over year to $33.4 million, with gross margin of 79.1%. Operating income increased by 9.9% to $27.2 million, compared with $24.8 million in the first nine months of 2009.

Net income attributable to China Yida for the nine months ended September 30, 2010 was $19.9 million, or $0.99 per fully diluted share, an increase of 1.9% compared with a net income of $19.6 million, or $1.11 per share, for the comparable period of 2009.

Financial Condition

As of September 30, 2010, the Company reported $31.4 million in cash and cash equivalents. Working capital was $29.4 million with a current ratio of 4.3. As of September 30, 2010, the Company had $132.6 million in shareholders' equity compared to $77.7 million at the end of 2009.

China Yida generated $23.4 million in cash flow from operating activities for the first nine months of 2010 and incurred capital expenditures of $30.5 million, which were primarily due to the construction of entertainment facilities at Yunding Park and Hua'An Tulou.

Business Outlook

Towards the end of the third quarter the Company opened Yunding Park to visitors, thus successfully expanding its portfolio of world class tourism destinations under management. The number of visitors to Yunding in the fourth quarter 2010 is expected to reach 30,000 visitors with average revenue estimated to reach RMB 160.00 per visitor.

The Company is currently in consultation with the Taining government to reopen Shangqing River and hopes this can be done in the current fiscal year. Currently management expects 60,000 tourists will visit the Great Golden Lake destination in the fourth quarter 2010, compared to 163,000 in the same period of 2009.

Management expects that, with improved highway access and the recent decision by UNESCO's World Heritage Committee to declare "China Danxia", including the Golden Lake, Shangqing River, and Zhuangyuan Rock, as a natural site on UNESCO's World Heritage List, visitor traffic to the Great Golden Lake will recover in the quarters ahead.

The Company expects 35,000 tourists to visit its Tulou destination in the fourth quarter of 2010, down from 55,000 in the same period of 2009. The reduction in visitor traffic is attributed to roadwork in the region that restricted access to the tourist spot.

On the media side of the business the Company expects continued and gradual increase in prices as well as demand for airtime at both FETV and "Journey through China on a Train". As a result the media business should provide a steady contribution to top- and bottom-line results in the fourth quarter 2010.

With these developments in the background the Company is lowering its expectation for full year revenue and net income to be in the range of $55-56 million and $25-26 million, respectively.

"Despite disappointing results from our tourism business in the third quarter, we continue to expect a number of positive catalysts in the weeks ahead and believe we have an opportunity to build the leading portfolio of highly desirable destinations for China's rapidly developing tourism industry. We also expect our media assets to perform reasonably well and provide support to our overall financial performance in the quarters ahead," Dr. Chen Minhua concluded.

Looking into the future, the Company's three projects in Anhui and Jiangxi are on track and are expected to start to generate revenue in 2012. The Company expects its cash on hand and cash flow from operations to be sufficient to fund the investment over the next 2 years which is estimated to be a total of US$ 63.0 million. If necessary, the Company also has access to bank loans that will be secured by land grants from local governments supporting these projects. Land use rights grants for 1,730 Mu (1 acre = 6.07 Mu) of land are current being reviewed for approval at the provincial level in Anhui and Jiangxi.

Recent Developments

During the quarter the Company retained SEC AuditPrep Limited ("SEC AuditPrep") to assist the Company in the implementation of Sarbanes-Oxley Section 404 ("SOX 404") compliance effective on September 13, 2010. The Company is pleased with the opportunity to work with SEC AuditPrep to improve its internal processes to comply with SOX 404 requirements. The engagement of SEC AuditPrep reflects the Company's commitment to establish best practices in corporate governance and financial reporting.

Conference Call

China Yida will hold a conference call at 9:00 a.m. Eastern Time (ET) on Friday November 12, 2010, to discuss financial results for the third quarter ended September 30, 2010. To participate in the live conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: 1-866-672-3985. International callers should dial +1-706-902-4207. The Conference ID for this call is 22596356.

If you are unable to participate in the call at this time, a replay will be available for two weeks starting on Friday November 11, 2010 at 10:00 a.m. ET. To access the replay, dial 1-800-642-1687, international callers dial +1-706-645-9291. The Conference Replay Passcode is 22596356.

About China Yida

China Yida is a leading diversified entertainment enterprise focused on China's fast-growing media and tourism industries and headquartered in Fuzhou City, Fujian province of China. The Company's media business provides operations management services; including channel, column and advertisement management for television station, presently the Fujian Education Television Station ("FETV", a top-rated provincial education television channel), and "Journey through China on the Train" (an advertisement-embedded travel program, currently the only on-board media program from third party authorized by Ministry of Railways). Additionally, the Company provides tourism management services, and specializes in the development, management and operation of natural, cultural and historic scenic sites. China Yida currently operates the Great Golden Lake tourist destination (Global Geopark, including Golden Lake, Shangqing River, Zhuangyuan Rock, Luohan Mountain and Taining Old Town), Hua'An Tulou tourist destination (World Culture Heritage, including Dadi Tulou cluster and the Shangping Tulou cluster), China Yunding Park (National Park, including Flower Terrace, Heavenly Lake, Colorful Waterfall, Red River Valley and Jade Valley). It is also developing three other tourism projects, including, the Ming Dynasty Entertainment World, China Yang-sheng (Nourishing Life) Paradise and the City of Caves. The Company's operating scenic sites are over 300 square kilometers in area. For further information, please contact the Company directly, or visit its Web site at http://www.yidacn.net.

Forward-Looking Statements

Certain statements in this press release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by the use of words such as "anticipate, "believe," "expect," "future," "may," "will," "would," "should," "plan," "projected," "intend," and similar expressions. Such forward-looking statements, involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of China Yida Holding Co., Inc. (the "Company") to be materially different from those expressed or implied by such forward-looking statements. The Company's future operating results are dependent upon many factors, including but not limited to: (i) the Company's ability to obtain sufficient capital or a strategic business arrangement; (ii) the Company's ability to build and maintain the management and human resources and infrastructure necessary to support the anticipated growth of its business; (iii) competitive factors and developments beyond the Company's control; and (iv) other risk factors discussed in the Company's periodic filings with the Securities and Exchange Commission, which are available for review at www.sec.gov.

FINANCIAL TABLES FOLLOW

CHINA YIDA HOLDING CO. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
	September 30,	December 31,
	2010	2009
ASSETS
Current assets
Cash and cash equivalents	$31,398,497	$5,776,678
Accounts receivable	2,038	2,003
Due from a related party	5,852,406	-
Other receivables	64,362	190,424
Advances and prepayments	1,112,170	1,432,138
Total current assets	38,429,473	7,401,243

Property and equipment, net	89,272,142	32,995,885
Construction in progress	5,860,801	36,730,184
Intangible assets, net	12,740,236	7,874,938
Long-term prepayments	1,969,088	1,012,230
Total assets	$148,271,740	86,014,480

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$1,141,030	$57,277
Short-term loans	1,761,694	1,731,060
Current obligation under airtime rights commitment	1,761,065	-
Accrued expenses and other payables	2,042,297	1,145,565
Taxes payable	2,300,257	2,835,655
Total current liabilities	9,006,343	5,769,557

Long-term obligation under airtime rights commitment	4,172,114	-
Long-term debt	2,538,033	2,495,190
Total liabilities	15,716,490	8,264,747

Commitments and contingencies

Stockholders' equity
Preferred stock ($0.001 par value, 10,000,000 shares authorized, 1 share issued and outstanding)	-	-
Common stock ($0.0001 par value, 100,000,000 shares authorized, 19,551,785 and 17,062,064 issued and outstanding as of September 30, 2010 and December 31, 2009, respectively)	1,955	1,706
Additional paid-in-capital	48,478,086	21,711,384
Accumulated other comprehensive income	5,355,986	3,190,162
Retained earnings	68,043,961	50,297,151
Statutory reserve	4,725,009	2,549,330
	126,604,997	77,749,733
Non-controlling interest	5,950,253	-
Total stockholders' equity	132,555,250	77,749,733
Total liabilities and stockholders' equity	$148,271,740	$86,014,480

CHINA YIDA HOLDING CO. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (UNAUDITED)
	Nine months ended September 30,		Three months ended September 30,
	2010	2009	2010	2009
Net revenue
Advertisement	$27,820,997	$22,970,469	$9,726,192	$8,487,986
Tourism	14,383,404	13,739,897	1,299,966	5,508,354

Total net revenue	42,204,401	36,710,366	11,026,158	13,996,340

Cost of revenue
Advertisement	5,855,415	5,777,138	2,118,790	2,117,464
Tourism	2,958,141	1,665,458	654,551	610,262
Total cost of revenue	8,813,556	7,442,596	2,773,341	2,727,726

Gross profit	33,390,845	29,267,770	8,252,817	11,268,614

Operating expenses
Selling expenses	2,839,638	2,205,129	604,444	927,679
General and administrative expenses	3,320,020	2,278,021	1,024,657	798,094
Total operating expenses	6,159,658	4,483,150	1,629,101	1,725,773

Income from operations	27,231,187	24,784,620	6,623,716	9,542,841

Other income (expense)
Other income (expense), net	1,650	(93)	(5,593)	18,242
Interest income	69,111	28,745	45,764	3,317
Interest expense	(19,099)	-	(19,099)	-

	51,662	28,652	21,072	21,559

Income before income taxes and non-controlling interest	27,282,849	24,813,272	6,644,788	9,564,400

Less: Provision for income taxes	7,381,950	5,260,174	1,989,280	2,422,562

Net income	19,900,899	19,553,098	4,655,508	7,141,838
Net loss attributed to non-controlling interest	21,590	-	17,557	-

Net income attributable to China Yida Holding Co.	19,922,489	19,553,098	4,673,065	7,141,838

Other comprehensive income
Foreign currency translation gain	2,165,824	58,810	1,997,105	101,238

Other comprehensive income	$22,088,313	$19,611,908	$6,670,170	$7,243,076

Basic earnings per share	$1.03	$1.15	$0.24	$0.42
Basic weighted average shares outstanding	19,343,858	17,021,447	19,551,785	17,021,447

Diluted earnings per share	$0.99	$1.11	$0.23	$0.40
Diluted weighted average shares outstanding	20,117,670	17,655,738	20,325,597	17,863,857

CHINA YIDA HOLDING CO. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
	For the nine months ended September 30
	2010	2009

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$19,900,899	$19,553,098
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,247,957	1,079,388
Amortization	1,463,586	1,117,901
Stock-based compensation	83,994	-
Changes in operating assets and liabilities:
Accounts receivable	-	65,713
Other receivables	119,823	1,295,166
Advances and prepayments	(808,288)	(1,233,609)
Accounts payable	1,063,947	88,414
Accrued expenses and other payables	861,250	(500,111)
Taxes payable	(575,416)	869,154

Net cash provided by operating activities	23,357,752	22,335,114

CASH FLOWS FROM INVESTING ACTIVITIES
Due from a related party	(5,750,836)	-
Additions to property and equipment	(1,819,530)	(262,288)
Additions to construction in progress	(22,032,201)	(24,665,863)
Additions to long term prepayments for acquisition of land use rights	(921,312)	-
Net cash used in investing activities	(30,523,879)	(24,928,151)

CASH FLOWS FROM FINANCING ACTIVITIES
Capital contributed by non-controlling interest	5,868,200	-
Net proceeds from issuance of common stock	26,682,957	-
Borrowings under loan facilities	-	2,491,555
Repayment of obligation under air time rights commitment	(276,103)	-
Net cash provided by financing activities	32,275,054	2,491,555

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	512,892	110,400

NET INCREASE IN CASH AND CASH EQUIVALENTS	25,621,819	8,918

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	5,776,678	8,715,048

CASH AND CASH EQUIVALENTS, ENDING OF PERIOD	$31,398,497	$8,723,966

SUPPLEMENTAL DISCLOSURES:
Non-cash investing and financing activities:
Transfer from construction in progress to property and equipment	$52,991,179	$-
Transfer from advances and prepayments to property and equipment	$1,173,640	$-
Capitalized interest	$214,956	$146,087
Capitalized air time rights commitment	$6,209,282	$-

Cash paid during the period for:
Income taxes	$7,940,410	$2,250,492
Interest	$234,055	$65,405

Contact:
China Yida Holding Company	CCG Investor Relations
George Wung CFO	Crocker Coulson, President
Phone: +1-909-843-6358	Phone: +1-646-213-1915
Email: ir@yidacn.net	Ed Job, CFA
Phone: +86-138-1699-7314
Email: ed.job@ccgir.com